Exhibit 99.1

Airgas Reports Fiscal 2010 Second Quarter Earnings

  Adjusted diluted EPS* down 21% to $0.68, which excludes previously announced debt extinguishment and pension charges of $0.03 per diluted share; diluted EPS down 24% to $0.65
  Previously issued second quarter guidance of $0.64 to $0.69 did not include the above $0.03 charges
  Sales down 17%; same-store sales down 19%
  Effective expense reductions mitigate impact of sales decline; operating margin of 11.4%
  Issued $400 million 4.5% senior notes; retired $58 million 7.125% notes (extinguishment charge $0.02)
  Strong year-to-date free cash flow* of $223 million, up 99%

RADNOR, Pa.--(BUSINESS WIRE)--October 29, 2009--Airgas, Inc. (NYSE:ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported net earnings of $54.5 million, or $0.65 per diluted share, for its second quarter ended September 30, 2009. Excluding a $0.02 per diluted share debt extinguishment charge and a $0.01 per diluted share multi-employer pension plan withdrawal charge, adjusted earnings per diluted share* were $0.68, compared to $0.86 per diluted share in the prior-year quarter. Cost reductions and operating efficiencies continued to support the Company’s operating margin, which posted only a modest decline year-over-year to 11.4% from 12.5% and improved sequentially from 11.0% in the face of a challenging sales environment.

Second quarter sales were $962 million, a decline of 17% from the prior year. Total same-store sales declined 19%, with hardgoods down 27% and gas and rent down 14%. Acquisitions contributed 2% sales growth in the quarter.

“While sales finished stronger than they started, we are still in a very challenging economy,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “Difficult conditions were broad-based across our geographies and customer segments. Consistent with recent quarters, our manufacturing customers suffered the deepest declines while our medical business showed the most resilience.”

As previously announced, the Company fully implemented $45 million of annual expense reductions between December 2008 and March 2009, the benefit of which is fully reflected in first and second quarter results. An additional $12 million of annual expense reductions were completed during the second quarter and are expected to yield full run-rate benefits starting in the third quarter. These $57 million of expense reductions were in addition to $10 million of expected annual savings in fiscal 2010 from ongoing efficiency initiatives.

“We have managed our cost structure effectively during this downturn,” McCausland continued, “reducing expenses to mitigate the impact of declining sales on our earnings. Our efforts have yielded better operating margin and earnings than the declining sales might otherwise imply, and we are still in a good position to benefit when the economy starts to recover.”

Year-to-date free cash flow* through the second quarter was $223 million compared to $112 million last year, driven by adjusted cash from operations* of $349 million, up from $287 million last year, and by a 29% reduction in capital expenditures to $131 million this year. Return on capital* was 10.8% compared to 13.6% in the prior year.

“In spite of the challenging business climate, some notable highlights in the quarter included credit rating upgrades by both rating agencies, our $400 million 4.5% senior notes offering that was significantly oversubscribed and which was used to reduce revolver borrowings, and our addition to the S&P 500 index,” added McCausland. “We continue to generate strong free cash flow, which we used to reduce debt this quarter. Although we believe the worst same-store sales declines are now behind us, we remain cautious in our near-term outlook and focused on forward progress for the long run.”

The Company expects adjusted earnings per diluted share of $0.67 to $0.70 for the third quarter, which excludes the previously announced $0.05 per diluted share loss on the early extinguishment of debt related to the October redemption of its $150 million 6.25% notes. Including this charge, the Company expects earnings per diluted share of $0.62 to $0.65. For fiscal 2010, the Company expects adjusted earnings of $2.70 to $2.80 per diluted share, which excludes $0.03 per diluted share of charges in the second quarter and the $0.05 per diluted share charge in the third quarter. Including these charges, the Company expects earnings per diluted share of $2.62 to $2.72. The previously announced range of $2.65 to $2.85 per diluted share also excluded the aforementioned second and third quarter charges. The third quarter and fiscal 2010 guidance above does not incorporate the impact of future multi-employer pension plan withdrawal charges. The Company will continue its efforts to withdraw from such plans. Charges for withdrawal from plans under contracts that expire during the remainder of fiscal 2010 could be up to $0.04 per diluted share.

Prevailing economic conditions offer limited visibility into future sales and earnings, which should be taken into consideration when evaluating the Company’s guidance.

The Company will conduct an earnings teleconference today at 2:00 p.m. Eastern Time. The teleconference will be available by calling (877) 718-5092. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section on the Company’s Internet site at www.airgas.com. A webcast of the teleconference will be available live and on-demand through November 25 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through November 6. To listen, call (888) 203-1112 and enter passcode 8939514.

* See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share and earnings guidance, adjusted cash from operations, free cash flow, and return on capital financial measures.

About Airgas, Inc.

Airgas, Inc. (NYSE:ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to: expectations for third quarter diluted earnings per share to be in the range of $0.62 to $0.65, which includes the previously announced $0.05 per diluted share loss on the early extinguishment of its 6.25% notes; expectations for full year diluted earnings per share for fiscal 2010 to be in the range of $2.62 to $2.72, which includes $0.03 per diluted share of charges in the second quarter and the $0.05 per diluted share charge in the third quarter; our expectations to yield full run-rate benefits from announced expense reductions and efficiency initiatives; our expectation regarding our ability to benefit when the economy starts to recover; our continuing efforts to withdraw from multi-employer pension plans, and our expectation that withdrawal from plans under contracts that expire during the remainder of fiscal 2010 could be up to $0.04 per diluted share; our belief that our worst same-store sales declines are now behind us; and our cautious outlook for the near-term. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from further deterioration in current economic conditions; continued weakening operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to the recession; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding the planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt the Company’s business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the extent and duration of current recessionary trends in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its March 31, 2009 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008(d)	2009	2008(d)

Net sales	$962,266	$1,161,908	$1,941,523	$2,278,622

Costs and expenses:
Cost of products sold (excluding depreciation)	426,433	558,020	866,269	1,096,485
Selling, distribution and administrative expenses	367,892	403,890	743,005	793,783
Depreciation	52,647	48,930	104,230	97,028
Amortization	5,477	6,080	10,293	11,486
Total costs and expenses	852,449	1,016,920	1,723,797	1,998,782

Operating income	109,817	144,988	217,726	279,840

Interest expense, net	(16,343)	(22,047)	(34,710)	(41,127)
Discount on securitization of trade receivables (a)	(1,485)	(2,866)	(3,100)	(5,850)
Loss on debt extinguishment (c)	(2,011)	-	(2,011)	-
Other income (expense), net	(257)	(185)	948	135

Earnings before income tax expense	89,721	119,890	178,853	232,998

Income tax expense	(35,181)	(47,069)	(69,497)	(91,294)

Net earnings	$54,540	$72,821	$109,356	$141,704

Net earnings per common share:

Basic earnings per share	$0.67	$0.88	$1.34	$1.72

Diluted earnings per share	$0.65	$0.86	$1.31	$1.67

Weighted average shares outstanding:
Basic	81,764	82,471	81,646	82,581
Diluted	83,476	84,706	83,258	84,848

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	September 30,	March 31,
	2009	2009

ASSETS
Cash	$41,523	$47,188
Trade receivables, net (a)	195,643	184,739
Inventories, net	347,703	390,445
Deferred income tax asset, net	37,126	34,760
Prepaid expenses and other current assets	59,168	60,838
TOTAL CURRENT ASSETS	681,163	717,970

Plant and equipment, net	2,393,701	2,366,526
Goodwill	1,072,999	1,063,370
Other intangible assets, net	201,647	216,070
Other non-current assets	36,734	35,601
TOTAL ASSETS	$4,386,244	$4,399,537

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$138,236	$156,838
Accrued expenses and other current liabilities	266,577	264,564
Current portion of long-term debt	10,821	11,058
TOTAL CURRENT LIABILITIES	415,634	432,460

Long-term debt, excluding current portion (b)	1,598,217	1,750,308
Deferred income tax liability, net	603,602	565,783
Other non-current liabilities	75,279	79,231

Stockholders’ equity	1,693,512	1,571,755
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,386,244	$4,399,537

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$109,356	$141,704
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	104,230	97,028
Amortization	10,293	11,486
Deferred income taxes	30,641	45,304
(Gain) loss on sales of plant and equipment	1,890	(86)
Stock-based compensation expense	14,819	12,751
Loss on debt extinguishment (c)	2,011	-
Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables (a)	(38,700)	-
Trade receivables, net	27,618	(24,625)
Inventories, net	42,830	(17,677)
Prepaid expenses and other current assets	1,767	(4,286)
Accounts payable, trade	(16,120)	7,924
Accrued expenses and other current liabilities	9,753	(1,618)
Other non-current assets	1,536	639
Other non-current liabilities	(2,154)	1,698
Net cash provided by operating activities	299,770	270,242

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(131,365)	(185,199)
Proceeds from sales of plant and equipment	5,695	4,812
Business acquisitions and holdback settlements	(3,993)	(194,704)
Other, net	(2,307)	(1,212)
Net cash used in investing activities	(131,970)	(376,303)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	613,003	1,010,741
Repayment of debt	(765,688)	(800,830)
Financing costs	(2,588)	(5,746)
Premium paid on call of senior subordinated notes (c)	(1,284)	-
Purchase of treasury stock	-	(95,549)
Proceeds from the exercise of stock options	4,698	11,619
Stock issued for the employee stock purchase plan	7,759	8,102
Tax benefit realized from the exercise of stock options	2,721	8,454
Dividends paid to stockholders	(29,440)	(19,766)
Change in cash overdraft and other	(2,646)	(2,688)
Net cash (used in) provided by financing activities	(173,465)	114,337

Change in cash	$(5,665)	$8,276
Cash – Beginning of period	47,188	43,048
Cash – End of period	$41,523	$51,324

See attached Notes.

Notes:

(a)	The Company participates in a securitization agreement with three commercial banks to sell up to $345 million of qualified trade receivables. The amount of outstanding receivables sold under the agreement was $273 million and $311 million at September 30, 2009 and March 31, 2009, respectively. The “Discount on securitization of trade receivables” in the accompanying Consolidated Statements of Earnings represents the difference between the proceeds from the sale of trade receivables and the carrying value of those receivables.

(b)	The Company maintains a senior credit facility with a syndicate of lenders. Approximately $716 million was available to the Company under this facility at September 30, 2009. In October, the Company used borrowings from its senior credit facility to redeem its $150 million 6.25% notes.

(c)

During the fiscal second quarter, the Company repurchased $58 million of its 7.125% senior subordinated notes that are due on October 1, 2018. A loss on the extinguishment of debt of approximately $2 million ($1.3 million after tax) was recognized related to the redemption premium and the write-off of deferred financing costs associated with the issuance of the notes.

(d)	Certain reclassifications have been made to the prior period consolidated statements of earnings to conform to the current presentation. These reclassifications principally resulted in increasing cost of products sold (excluding depreciation) and reducing selling, distribution and administrative expenses. Additionally, some revenue was reclassified between Gas and Rent and Hardgoods. These reclassifications were the result of conforming the accounting policies of National Welders to the Company’s accounting policies and were not material. Consolidated net sales and net earnings for the prior period were not impacted by the reclassifications.

(e)	During the fourth quarter of fiscal 2009, the Company changed the operating practices and organization of its air separation production facilities and national specialty gas labs. The new operating practices and organization reflect the evolution of these businesses and their role to support the regional distribution companies. The regional distribution companies market to and manage the end customer relationships, coordinating and cross-selling the Company’s multiple product and service offerings in a closely coordinated and integrated manner. As a result of these changes, these businesses are now reflected in the Distribution business segment. Also as a result of an organizational realignment, Airgas National Welders is now part of the Distribution business segment. Segment information from fiscal 2009 has been restated to reflect these changes. Business segment information for the Company’s Distribution and All Other Operations business segments is shown below:

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	September 30, 2009				September 30, 2008

(In thousands)	Distribution	All Other Ops.	Elim.	Total	Distribution	All Other Ops.	Elim.	Total
Gas and rent	$522,033	$110,134	$(6,771)	$625,396	$579,751	$132,765	$(8,164)	$704,352
Hardgoods	335,410	1,465	(5)	336,870	455,437	2,124	(5)	457,556
Total net sales	857,443	111,599	(6,776)	962,266	1,035,188	134,889	(8,169)	1,161,908

Cost of products sold (excluding depreciation)	376,551	56,658	(6,776)	426,433	488,361	77,828	(8,169)	558,020
Selling, distribution and administrative expenses	335,235	32,657	-	367,892	370,180	33,710	-	403,890
Depreciation	48,933	3,714	-	52,647	45,831	3,099	-	48,930
Amortization	4,336	1,141	-	5,477	5,017	1,063	-	6,080
Operating income	$92,388	$17,429	$-	$109,817	$125,799	$19,189	$-	$144,988

	(Unaudited)				(Unaudited)
	Six Months Ended				Six Months Ended
	September 30, 2009				September 30, 2008

(In thousands)	Distribution	All Other Ops.	Elim.	Total	Distribution	All Other Ops.	Elim.	Total
Gas and rent	$1,053,240	$221,462	$(12,391)	$1,262,311	$1,140,992	$234,215	$(13,981)	$1,361,226
Hardgoods	676,060	3,161	(9)	679,212	914,493	2,910	(7)	917,396
Total net sales	1,729,300	224,623	(12,400)	1,941,523	2,055,485	237,125	(13,988)	2,278,622

Cost of products sold (excluding depreciation)	761,738	116,931	(12,400)	866,269	975,954	134,519	(13,988)	1,096,485
Selling, distribution and administrative expenses	679,987	63,018	-	743,005	731,450	62,333	-	793,783
Depreciation	96,860	7,370	-	104,230	90,748	6,280	-	97,028
Amortization	8,579	1,714	-	10,293	9,735	1,751	-	11,486
Operating income	$182,136	$35,590	$-	$217,726	$247,598	$32,242	$-	$279,840

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings Per Diluted Share and Earnings Guidance

Reconciliations and computations of adjusted earnings per diluted share and earnings guidance:

				(Guidance Range)				(Guidance Range)
	Three Months Ended			Three Months Ending				Year Ending
	September 30,			December 31, 2009				March 31, 2010
	2009	2008	YoY Change	Low	YoY Change	High	YoY Change	Low	YoY Change	High	YoY Change

Earnings per diluted share	$0.65	$0.86	(24%)	$0.62	(18%)	$0.65	(14%)	$2.62	(16%)	$2.72	(13%)

Plus:
Debt extinguishment charge	0.02	-		0.05		0.05		0.07		0.07
Multi-employer pension plan withdrawal charge	0.01	-		-		-		0.01		0.01

Adjusted earnings per diluted share	$0.68	$0.86	(21%)	$0.67	(12%)	$0.70	(8%)	$2.70	(13%)	$2.80	(10%)

The third quarter and fiscal 2010 guidance above does not incorporate the impact of future multi-employer pension plan withdrawal charges.

The Company believes that adjusted earnings per diluted share provides investors meaningful insight into the Company's earnings performance without the impact of special charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	September 30,
(In thousands)	2009	2008

Operating Income - Trailing Four Quarters	$462,756	$529,385

Five Quarter Average of Total Assets	$4,379,965	$4,007,369
Five Quarter Average of Securitized Trade Receivables	319,920	345,000
Five Quarter Average of Current Liabilities (exclusive of debt)	(433,785)	(459,450)
Five Quarter Average Capital Employed	$4,266,100	$3,892,919

Return on Capital	10.8%	13.6%

The Company believes this return on capital computation helps investors assess how effectively the Company uses the capital invested in its operations. Our management uses return on capital as one of the metrics for determining employee compensation. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our return on capital computation information may be different from the return on capital computations provided by other companies.

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Six Months Ended
	September 30,
(Amounts in thousands)	2009	2008

Net cash provided by operating activities	$299,770	$270,242

Adjustments to cash provided by operating activities:
Cash used by the securitization of trade receivables	38,700	-
Stock issued for the employee stock purchase plan	7,759	8,102
Tax benefit realized from the exercise of stock options	2,721	8,454
Adjusted cash from operations	$348,950	$286,798

Capital expenditures	$(131,365)	$(185,199)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	5,695	4,812
Operating lease buyouts	-	5,575
Adjusted capital expenditures	$(125,670)	$(174,812)

Free Cash Flow	$223,280	$111,986

The Company believes that free cash flow and adjusted cash from operations provide investors meaningful insight into the Company's ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategy, including acquisitions, the prepayment of debt, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

CONTACT:
Airgas, Inc.
Media Contact:
Jay Worley, 610-902-6206
jay.worley@airgas.com
or
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com